Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in:

•	the Registration Statements on Form S-3 (Nos. 333-175599; 333-180488; and 333-64450);

•
the Registration Statements on Form S-8 (Nos. 333-163002; 333-157085; 333-133566; 333-121513; 333-69849; 333-81810; 333-53664; 333-102043; 333-102852; 333-65209; 033-45279; 002-80406; 333-02875; 033-60695; 333-58657; 333-167797; 333-168441; and 333-191511); and

•
the Post-Effective Amendments on Form S-8 to Registration Statements on Form S-4 (Nos. 333-153771; 333-149204; 333-127124; 333-110924; 033-43125; 033-55145; 033-63351; 033-62069; 033-62208; 333-16189; 333-60553; and 333-40515)

of Bank of America Corporation of our report dated February 25, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

Charlotte, North Carolina
February 25, 2014